CONSULTING AGREEMENT


Douglas Foster will be the Project Manager on behalf of Peter Janssen Associates ("PJA"). Mr. Janssen will represent the board and provide guidance and review of Mr. Foster's plans and actions. At no further cost to Mcglen, PJA will, from time to time, utilize other principals and associates at Peter Janssen Associates.

Mcglen agrees to retain PJA for a period of 120 days to complete the project as defined. Peter Janssen and Associates shall receive a retainer in the amount of $20,000 per month due on the 15th of each of June, July, August and September.

Mcglen founders, Mr. Mike Chen, Mr. Alex Chen, Mr. George Lee, known as the founders have entered into a pooling agreement with Mcglen. The founders have proposed to the Board of Mcglen and the Board accepts that they have granted at no cost to Mcglen or Peter Janssen Associates, 2,000,000 shares of the pool for the purpose of providing further compensation as outlined below;

In consideration of reduction in fees from $100,000 to $80,000 during the term of the agreement, 500,000 shares will be immediately paid to members of Peter Janssen Associates for their work in this agreement.

Upon completion of successful capital raising of no less than $2 million dollars, the company agrees to pay an additional compensation of 250,000 shares. If this agreement expires during the discussion of capital raising with an investment group initiated and conducted by Peter Janssen Associates, and MIG subsequently receives capital from the investment group within 1 year, then the additional compensation shall survive the expiration of this agreement and be paid to PJA accordingly.

In the event of a sale or merger of the company that results in a change of control, the founders agree to pay an additional compensation of 1,250,000 shares. If this agreement expires during the discussion of such a sale or merger with a prospective group initiated and conducted by Peter Janssen Associates , and Mcglen subsequently completes the transaction within 1 year, then the additional compensation shall survive the expiration of this agreement and be paid to PJA accordingly. The founders specifically acknowledge that this fee will be earned if the proposed transaction with Lan Plus is completed.

Mcglen agrees to provide an expense budget in advance to reimburse PJA for out of pocket expenses for travel, lodging and administrative costs related to this project. The amount of advance payments shall be $3,750 every 2 weeks. Peter Janssen shall provide detailed expense reports and return any unused funds. Mcglen's Board will have final approval of any travel with an anticipated expense over $1,000.

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Contract Signature



         /S/ MIKE CHEN                                /S/ PETER JANSSEN
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Authorized Mcglen Signature                  Peter Janssen Associates LLC


         PRESIDENT                                    PRESIDENT/CEO
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Title                                        Title


         AUGUST 15, 2000                              AUGUST 17, 2000
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Date                                         Date